Exhibit 10.19

PRIVATE AGREEMENT

FOR THE EXTENSION OF THE SPONSORSHIP AGREEMENT

between

Brera Milano S.r.l., Tax Code (C.F. 09703750969), with registered office in via Ripamonti 1/3, Milan (Italy), a company incorporated under Italian law, in the person of its pro tempore legal representative Marco Sala, (the "Sponsor"),

and

Fudbalsky Klub Akademija Pandev, with registered office at Spiro Zahov 28, Strumica (North Macedonia), a company incorporated under Macedonian law, (hereinafter, for the sake of brevity, also referred to as "FKAP"), in the person of its pro tempore legal representative Goran Pandev, also in his capacity as full and exclusive owner of the FKAP, (the "Sponsee"), hereinafter also referred to as “the Parties”,

WHEREAS:

-	On 16 August 2022 Brera Milano S.r.l., formerly KAP S.r.l., and FKAP entered into a non-exclusive sponsorship agreement (the "Sponsoring Agreement") - which is attached to this document under Annex A, constituting an integral part thereof – by virtue of which the Sponsee has granted the Sponsor the right to qualify as "Main Sponsor" and to use the name and logo of "Fudbalsky Klub Akademija Pandev" in all communication campaigns of the Sponsor itself (see Annex A, art. 2 );

-	The validity of the Sponsorship Agreement was agreed between the Parties from the signing date of 16 August 2022 until 30 June 2022 (recte: 30 June 2023) (see Annex A, art. 7);

-	By way of consideration, the Sponsor paid FKAP the agreed amount of Euro 70,000 (seventy thousand);

-	Pursuant to the Sponsorship Contract, the Parties have agreed that any modification must be agreed to in writing (see Annex A, art. 11);

-	It is now the intention of the Parties to extend the validity of the Sponsorship Agreement under the terms and conditions agreed herein;

With all the above stated, to form an integral part of this agreement,

IT IS AGREED

as follows.

1.	Brera Milano S.r.l. and Fudbalsky Klub Akademija Pandev agree to extend the validity of the Sponsorship Agreement to 31 December 2023, without prejudice to the exclusion of tacit renewal.

2.	The Parties agree that Brera Milano S.r.l. undertakes to pay FKAP the amount of Euro 30,000 (thirty thousand) by way of consideration within ten days of the signing of this agreement. Said payment must be made by bank transfer on the basis of the coordinates already known to the Sponsor (see Annex A, art. 5).

3.	It is expressly understood between the Parties that the failure, or inexact or non-punctual fulfillment of the payment agreed in the previous art. 2 will produce the effect of the legal termination of this agreement pursuant to art. 1456 of the Italian civil code.

In such an event, this writing shall become null and void, without prejudice to the validity of the current Sponsorship Contract under Attachment A.

4.	Except for what expressly agreed herein, the Parties mutually acknowledge that any residual agreement of the Sponsorship Agreement remains firm, in the terms governed therein.

5.	Any modification of this agreement shall be agreed in writing between the Parties.

6.	Any and all confidentiality obligations provided for in the Sponsorship Agreement remain valid and also apply to what is hereby agreed (see Annex A, art. 12).

7.	What is agreed to in this document is subject to the application of Italian law and to the competence of the Italian jurisdiction.

Any disputes as may arise in relation to this private agreement, including, for example but not by way of limitation, any disputes relating to its validity, effectiveness, interpretation, execution, and resolution, will be the exclusive jurisdiction of the Court of Milan.

8.	The Parties mutually acknowledge that the terms covered by this agreement are the result of their common will and of free negotiations between them, without prejudice to the application of articles 1341 and 1342 of the Italian Civil Code.

Read, confirmed and signed.

Milan, 25 November 2022

Brera Milano S.r.l.	Fudbalsky Klub Akademija Pandev

Marco Sala	Goran Pandev

/s/ Marco Sala	/s/ Goran Pandev